Exhibit 4.7

FOURTH AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CAPITAL AUTOMOTIVE L.P.

     This Fourth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Capital Automotive L.P. (“Fourth Amendment”) is entered into this 4th day of May, 2004, by Capital Automotive REIT, a Maryland real estate investment trust (the “General Partner”), as general partner of Capital Automotive L.P. (the “Partnership”).

     WHEREAS, the Second Amended and Restated Agreement of Limited Partnership of the Partnership was executed on February 2, 1999, a First Amendment thereto was executed on July 19, 2001, a Second Amendment thereto was executed on December 11, 2003, and a Third Amendment thereto was executed on April 27, 2004 (as amended, the “Agreement”);

     WHEREAS, on May 4, 2004, the General Partner issued 100,000 Series B Preferred Shares at a gross offering price of $25.00 per Series B Preferred Share and, in connection therewith, the General Partner, pursuant to Section 4.02(a) of the Agreement, is contributing the proceeds of such issuance to the Partnership and causing the Partnership to issue to the General Partner Series B Preferred Partnership Units on the terms and conditions set forth in this Fourth Amendment; and

     WHEREAS, the General Partner desires to amend the Agreement in order to reflect the aforementioned issuance of Series B Preferred Partnership Units.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the undersigned party, intending legally to be bound, hereby agrees as follows:

     1. Pursuant to Section 4.02(a) of the Agreement, effective as of May 4, 2004, the issuance date of 100,000 Series B Preferred Shares by the General Partner, the Partnership hereby issues 100,000 Series B Preferred Partnership Units to the General Partner as provided in EXHIBIT E. The Series B Preferred Partnership Units are being issued in conjunction with the General Partner’s issuance of the 100,000 Series B Preferred Shares issued on May 4, 2004, and as such, the Series B Preferred Partnership Units are intended to have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the Series B Preferred Shares, and the terms of this Amendment, including without limitation the attached EXHIBIT E, shall be interpreted in a fashion consistent with this intent. In return for the issuance to the General Partner of 100,000 Series B Preferred Partnership Units, the General Partner has contributed to the Partnership the funds raised through its issuance of 100,000 Series B Preferred Shares on May 4, 2004, with the General Partner’s capital contribution hereby deemed to equal the amount of the gross proceeds of that share issuance (i.e., the net proceeds actually contributed, plus any underwriter’s discount or other expenses incurred, with any such discount or expense deemed to have been incurred by the General Partner on behalf of the Partnership.

     2. In order to reflect the issuance of 100,000 Series B Preferred Partnership Units pursuant to this Fourth Amendment, Schedule A to the Agreement is hereby amended by replacing the table included at the end of such Schedule A to the Agreement that relates to the Series B Preferred Partnership Units with the following table:

	Series B
	Preferred	Capital	Issuance
Name	Partnership Units	Contribution	Date

Capital Automotive REIT	2,500,000	$62,500,000	4/27/2004
Capital Automotive REIT	100,000	$2,500,000	5/4/2004

     3. The foregoing recitals are incorporated in and are part of this Fourth Amendment.

     4. Except as specifically defined herein, all capitalized terms shall have the definition provided in the Agreement. This Fourth Amendment has been authorized by the General Partner pursuant to Article 11 of the Agreement and does not require execution by the Limited Partners. No other changes to the Agreement are authorized under this Fourth Amendment, and, except as herein amended, the Agreement is hereby ratified, confirmed and reaffirmed for all purposes and in all respects.

     IN WITNESS WHEREOF, the General Partner has executed this Fourth Amendment as of the day and year first above written.

GENERAL PARTNER
CAPITAL AUTOMOTIVE REIT, a Maryland real estate investment trust

By: /s/ Thomas D. Eckert Thomas D. Eckert President and Chief Executive Officer